SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                                Visio Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0009273141
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 17

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 2 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       1,165,808   shares,   except   that
              SHARES                         TVIM-4,   the  general  partner  of
            BENEFICIALLY                     TVI-4,    and    Messrs.     Kagle,
      OWNED BY EACH REPORTING                Marquardt,   McMurtry,  Wilson  and
            PERSON WITH                      Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,165,808   shares,   except   that
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,165,808
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         8.45%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 3 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       136,262 shares, except that TVIM-4,
              SHARES                         the general partner of TVIP-4,  and
            BENEFICIALLY                     Messrs. Kagle, Marquardt, McMurtry,
      OWNED BY EACH REPORTING                Wilson and  Johnston,  the  general
            PERSON WITH                      partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             136,262 shares, except that TVIM-4,
                                             the general partner of TVIP-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           136,262
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.99%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 4 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       4,150  shares,  except that TVIM-4,
               SHARES                        the general partner of TVIA-4,  and
            BENEFICIALLY                     Messrs. Kagle, Marquardt, McMurtry,
      OWNED BY EACH REPORTING                Wilson and  Johnston,  the  general
            PERSON WITH                      partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             4,150  shares,  except that TVIM-4,
                                             the general partner of TVIA-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             4,150
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 5 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       4,498  shares,  except that TVIM-4,
               SHARES                        the general partner of TVIA-4 1988,
            BENEFICIALLY                     and   Messrs.   Kagle,   Marquardt,
      OWNED BY EACH REPORTING                McMurtry,  Wilson and Johnston, the
            PERSON WITH                      general partners of TVIM-4,  may be
                                             deemed to have shared power to vote
                                             these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             4,498  shares,  except that TVIM-4,
                                             the general partner of TVIA-4 1988,
                                             and   Messrs.   Kagle,   Marquardt,
                                             McMurtry,  Wilson and Johnston, the
                                             general partners of TVIM-4,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             4,498
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 6 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       1,310,718    shares,    of    which
                                             1,165,808 shares are directly owned
                                             by  TVI-4,   136,262   shares   are
                                             directly  owned  by  TVIP-4,  4,150
                                             shares are directly owned by TVIA-4
                                             and 4,498 shares are directly owned
                                             by  TVIA-4  1988.   TVIM-4  is  the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,310,718    shares,    of    which
                                             1,165,808 shares are directly owned
                                             by  TVI-4,   136,262   shares   are
                                             directly  owned  by  TVIP-4,  4,150
                                             shares are directly owned by TVIA-4
                                             and 4,498 shares are directly owned
                                             by  TVIA-4  1988.   TVIM-4  is  the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,310,718
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              9.50%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 7 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER
           SHARES                    57,510 shares
        BENEFICIALLY           -------------------------------------------------
   OWNED BY EACH REPORTING     6     SHARED VOTING POWER
         PERSON                      WITH 1,310,718  shares,  of which 1,165,808
                                     shares are directly owned by TVI-4, 136,262
                                     shares are directly owned by TVIP-4,  4,150
                                     shares  are  directly  owned by TVIA-4  and
                                     4,498 shares are  directly  owned by TVIA-4
                                     1988. Kagle is a general partner of TVIM-4,
                                     the  general  partner  of  TVI-4,   TVIP-4,
                                     TVIA-4 and TVIA-4  1988,  and may be deemed
                                     to have shared power to vote such shares.
                               -------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     57,510 shares
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     1,310,718 shares, of which 1,165,808 shares
                                     are directly owned by TVI-4, 136,262 shares
                                     are directly owned by TVIP-4,  4,150 shares
                                     are  directly  owned by  TVIA-4  and  4,498
                                     shares are  directly  owned by TVIA-4 1988.
                                     Kagle is a general  partner of TVIM-4,  the
                                     general  partner of TVI-4,  TVIP-4,  TVIA-4
                                     and TVIA-4 1988,  and may be deemed to have
                                     shared power to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,368,228
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         9.91%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 8 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         135,397 shares
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       1,310,718    shares,    of    which
                                             1,165,808 shares are directly owned
                                             by  TVI-4,   136,262   shares   are
                                             directly  owned  by  TVIP-4,  4,150
                                             shares are directly owned by TVIA-4
                                             and 4,498 shares are directly owned
                                             by  TVIA-4  1988.  Marquardt  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             135,397 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,310,718    shares,    of    which
                                             1,165,808 shares are directly owned
                                             by  TVI-4,   136,262   shares   are
                                             directly  owned  by  TVIP-4,  4,150
                                             shares are directly owned by TVIA-4
                                             and 4,498 shares are directly owned
                                             by  TVIA-4  1988.  Marquardt  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,446,115
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             10.48%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 9 of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       1,413,360    shares,    of    which
                                             1,165,808 shares are directly owned
                                             by  TVI-4,   136,262   shares   are
                                             directly  owned  by  TVIP-4,  4,150
                                             shares   are   directly   owned  by
                                             TVIA-4,  4,498  shares are directly
                                             owned by  TVIA-4  1988 and  102,642
                                             shares  are  held  by the  McMurtry
                                             Family   Trust   dated    08/04/82.
                                             McMurtry  is a general  partner  of
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,  TVIP-4,  TVIA-4  and TVIA-4
                                             1988,  and  may be  deemed  to have
                                             shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,310,718    shares,    of    which
                                             1,165,808 shares are directly owned
                                             by  TVI-4,   136,262   shares   are
                                             directly  owned  by  TVIP-4,  4,150
                                             shares   are   directly   owned  by
                                             TVIA-4,  4,498  shares are directly
                                             owned by  TVIA-4  1988 and  102,642
                                             shares  are  held  by the  McMurtry
                                             Family   Trust   dated    08/04/82.
                                             McMurtry  is a general  partner  of
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,  TVIP-4,  TVIA-4  and TVIA-4
                                             1988,  and  may be  deemed  to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,413,360
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             10.24%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 10  of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES                    5,946 shares
        BENEFICIALLY          --------------------------------------------------
  OWNED BY EACH REPORTING     6      SHARED VOTING POWER
        PERSON                       WITH 1,310,718  shares,  of which 1,165,808
                                     shares are directly owned by TVI-4, 136,262
                                     shares are directly owned by TVIP-4,  4,150
                                     shares  are  directly  owned by TVIA-4  and
                                     4,498 shares are  directly  owned by TVIA-4
                                     1988.   Wilson  is  a  general  partner  of
                                     TVIM-4,   the  general  partner  of  TVI-4,
                                     TVIP-4,  TVIA-4 and TVIA-4 1988, and may be
                                     deemed  to have  shared  power to vote such
                                     shares.
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER
                                     5,946 shares
                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                     1,310,718 shares, of which 1,165,808 shares
                                     are directly owned by TVI-4, 136,262 shares
                                     are directly owned by TVIP-4,  4,150 shares
                                     are  directly  owned by  TVIA-4  and  4,498
                                     shares are  directly  owned by TVIA-4 1988.
                                     Wilson is a general partner of TVIM-4,  the
                                     general  partner of TVI-4,  TVIP-4,  TVIA-4
                                     and TVIA-4 1988,  and may be deemed to have
                                     shared power to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,316,664
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              9.54%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO. 009273141                  13 G              Page 11  of 18 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
           NUMBER OF             5      SOLE VOTING POWER
            SHARES                      44,123 shares
         BENEFICIALLY            -----------------------------------------------
    OWNED BY EACH REPORTING      6      SHARED VOTING POWER
          PERSON WITH                   1,310,718  shares,  of  which  1,165,808
                                        shares  are  directly  owned  by  TVI-4,
                                        136,262  shares  are  directly  owned by
                                        TVIP-4,  4,150 shares are directly owned
                                        by TVIA-4 and 4,498  shares are directly
                                        owned  by  TVIA-4  1988.  Johnston  is a
                                        general  partner of TVIM-4,  the general
                                        partner  of TVI-4,  TVIP-4,  TVIA-4  and
                                        TVIA-4  1988,  and may be deemed to have
                                        shared power to vote such shares.
                                 -----------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                        44,123 shares
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                        1,310,718  shares,  of  which  1,165,808
                                        shares  are  directly  owned  by  TVI-4,
                                        136,262  shares  are  directly  owned by
                                        TVIP-4,  4,150 shares are directly owned
                                        by TVIA-4 and 4,498  shares are directly
                                        owned  by  TVIA-4  1988.  Johnston  is a
                                        general  partner of TVIM-4,  the general
                                        partner  of TVI-4,  TVIP-4,  TVIA-4  and
                                        TVIA-4  1988,  and may be deemed to have
                                        shared power to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,354,841
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              9.81%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 18 Pages


                  This  Statement  amends and restates the Statement on Schedule
                  (G) (the "Original Statement") filed Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Visio Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1601 5th Avenue #800
                  Seattle, WA  98105-1625

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988.

                                                             Page 13 of 18 Pages


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA-4 1988 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 009273141

ITEM 3.           Not Applicable
                  --------------

                                                             Page 14 of 18 Pages


ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:
                                    --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:
                                    -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)      Number  of shares  as to which  such  person
                                    --------------------------------------------
                                    has:
                                    ----


                                        (i)  Sole power to vote or to direct the
                                             -----------------------------------
                                             vote:
                                             -----

                                             See Row 5 of  cover  page  for each
                                             Reporting Person.

                                        (ii) Shared power  to vote or to  direct
                                             -----------------------------------
                                             the vote:
                                             ---------

                                             See Row 6 of  cover  page  for each
                                             Reporting Person.

                                        (iii)Sole  power to dispose or to direct
                                             -----------------------------------
                                             the disposition of:
                                             -------------------

                                             See Row 7 of  cover  page  for each
                                             Reporting Person.

                                        (iv) Shared   power  to  dispose  or  to
                                             -----------------------------------
                                             direct the disposition of:
                                             --------------------------

                                             See Row 8 of  cover  page  for each
                                             Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

                                                             Page 15 of 18 Pages


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-4, TVIP-4, TVIA-4, TVIA-4 1988 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 16 of 18 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


                                     /s/ Mark G. Wilson
                                     -------------------------------------------
                                     Mark G. Wilson,  on behalf of TVI-4, in his
                                     capacity  as a general  partner  of TVIM-4,
                                     the general  partner of TVI-4, on behalf of
                                     TVIP-4,   in  his  capacity  as  a  general
                                     partner of TVIM-4,  the general  partner of
                                     TVIP-4,   on  behalf  of  TVIA-4,   in  his
                                     capacity  as a general  partner  of TVIM-4,
                                     the general partner of TVIA-4, on behalf of
                                     TVIA-4  1988,  in his capacity as a general
                                     partner of TVIM-4,  the general  partner of
                                     TVIA-4  1988,  and on behalf of TVIM-4,  in
                                     his capacity as a general partner thereof.



/s/ Robert C. Kagle                  /s/ Mark G. Wilson
-------------------------------      -----------------------------------
ROBERT C. KAGLE                      MARK G. WILSON


/s/ David F. Marquardt               /s/ John R. Johnston
-------------------------------      -----------------------------------
DAVID F. MARQUARDT                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-------------------------------
BURTON J. MCMURTRY

                                                             Page 17 of 18 Pages





                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                 Page 17

                                                             Page 18 of 18 Pages


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of the Visio Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 1996



                                     /s/ Mark G. Wilson
                                     -------------------------------------------
                                     Mark G. Wilson,  on behalf of TVI-4, in his
                                     capacity  as a general  partner  of TVIM-4,
                                     the general  partner of TVI-4, on behalf of
                                     TVIP-4,   in  his  capacity  as  a  general
                                     partner of TVIM-4,  the general  partner of
                                     TVIP-4,   on  behalf  of  TVIA-4,   in  his
                                     capacity  as a general  partner  of TVIM-4,
                                     the general partner of TVIA-4, on behalf of
                                     TVIA-4  1988,  in his capacity as a general
                                     partner of TVIM-4,  the general  partner of
                                     TVIA-4  1988,  and on behalf of TVIM-4,  in
                                     his capacity as a general partner thereof.



/s/ Robert C. Kagle                                  /s/ Mark G. Wilson
-----------------------------                        ---------------------------
ROBERT C. KAGLE                                      MARK G. WILSON


/s/ David F. Marquardt                               /s/ John R. Johnston
-----------------------------                        ---------------------------
DAVID F. MARQUARDT                                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-----------------------------
BURTON J. MCMURTRY